Exhibit 3.1(c)

CERTIFICATE OF AMENDMENT TO

THE RESTATED CERTIFICATE OF INCORPORATION OF

OMADA HEALTH, INC.

Omada Health, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 25, 2011.

2. This Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) herein certified was duly adopted by the Board of Directors of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law and the requisite stockholders of the Corporation have given their written consent in accordance with Section 228 of the General Corporation Law.

3. Article IV, Section A, of the Restated Certificate shall be amended and restated to read in its entirety as follows:

“A.  Reverse Stock Split; Authorization of Stock.

Effective immediately upon the filing of this Certificate of Amendment to the Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), each three (3) outstanding shares of Common Stock (as defined below) shall, automatically and without further action on the part of any stockholders of this corporation, be reclassified as one (1) share of Common Stock (the “Reverse Stock Split”). Each stock certificate (or book entry shares) that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of Common Stock resulting from the Reverse Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more stock certificates (or book entry shares) evidencing and representing the number of shares of Common Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Reverse Stock Split. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair value per share as determined by the Board of Directors. The par value of the Common Stock and Preferred Stock (as defined below) following the Reverse Stock Split shall remain at $0.001 per share.

This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 302,189,139. The total number of shares of common stock authorized to be issued is 181,500,000, par value $0.001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 120,689,139, par value $0.001 per share (the “Preferred Stock”), 12,027,426 of which shares are designated as “Series A Preferred Stock”, 19,724,378 of which shares are designated as “Series B Preferred Stock”, 15,385,707 of which shares are designated as “Series C Preferred Stock”, 13,357,797 of which shares are designated as “Series C-1 Preferred Stock”, 22,330,212 of which shares are designated as “Series D Preferred Stock”, 4,503,601 of which shares are designated as “Series D-1 Preferred Stock” and 33,360,018 of which shares are designated as “Series E Preferred Stock”.”

4. All other provisions of the Restated Certificate shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Restated Certificate to be duly executed as of the 27th day of May, 2025.

By:	/s/ Sean Duffy
Name:	Sean Duffy
Title:	Chief Executive Officer

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